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                                                                                Nicor Gas Company
                                                                                Form 10-Q
                                                                                Exhibit 12.01


                                         NICOR GAS COMPANY
                  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                            (Thousands)

                                         Twelve
                                      Months Ended
                                        June 30                    Year Ended December 31
                                          1998       1997      1996      1995      1994      1993

Earnings available to cover fixed charges:

 Net income                           $ 101,985   $ 106,922 $ 107,106 $  85,448 $  93,078 $  94,935

 Add:  Income taxes                      61,168      64,714    63,579    49,881    50,958    52,890

       Fixed charges                     46,363      46,886    46,747    39,400    37,729    40,960

       Allowance for funds used
         during construction                (54)        (11)       (5)     (911)     (151)      (64)

 Total                                $ 209,462   $ 218,511 $ 217,427 $ 173,818 $ 181,614 $ 188,721


Fixed charges:

 Interest on debt                     $  44,694   $  45,246 $  43,762 $  38,129 $  36,726 $  38,949

 Other interest charges and
   amortization of debt discount,
   premium and expense, net               1,669       1,640     2,985     1,271     1,003     2,011

 Total                                $  46,363   $  46,886 $  46,747 $  39,400 $  37,729 $  40,960


Ratio of earnings to fixed charges         4.52        4.66      4.65      4.41      4.81      4.61
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